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                                                                    Exhibit 3.10


                                    AMENDMENT
                                       TO
                                   THE BY-LAWS
                                       OF
                            OSICOM TECHNOLOGIES, INC.


Article II, Section 4 of the Amended and Restated By-Laws of Osicom Technologies, Inc. (Amended as of April 13, 1988) is deleted in its entirety and the following is inserted in its place:

     Section 4. Quorum. The presence at a meeting in person or by proxy of the holders of shares entitled to cast one-third of the votes shall constitute a quorum.












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